Exhibit 23.1







                          Independent Auditor's Consent



The South Financial Group, Inc.

We consent to the use of our report dated January 18, 2002, with respect to the consolidated balance sheets of Gulf West Banks, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2001 is incorporated by reference in your Amendment No. 1 to Form S-8 to be filed about September 27, 2002.


/s/Hacker, Johnson & Smith PA


HACKER, JOHNSON & SMITH PA
Tampa, Florida
                                                              September 24, 2002